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Mylan Full Year Adjusted Diluted EPS Up 21% to $4.30

Provides 2016 Adjusted Diluted EPS Guidance Range of $4.85 to $5.15, With or Without Meda, Representing Year-Over-Year Growth of 16%

Anticipates 2016 Total Revenues of $10.5 billion to $11.5 billion, With or Without Meda, Representing Year-Over-Year Growth of 16%

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - Feb. 10, 2016 - Mylan N.V. (NASDAQ, TASE: MYL) today announced its financial results for the quarter and year ended December 31, 2015.

Financial Highlights

•
Full year adjusted total revenues of $9.45 billion, up 28% on a constant currency basis versus the prior year; GAAP total revenues of $9.43 billion. Excluding the impact of the acquisition of Abbott Laboratories' non-U.S. developed markets specialty and branded generics business (the "EPD Business"), full year adjusted total revenues increased 9% on a constant currency basis.

•
Generics segment adjusted third party net sales of $8.17 billion, up 33% on a constant currency basis. GAAP Generics segment third party net sales of $8.16 billion. Excluding the EPD Business, Generics segment adjusted third party net sales increased 11% on a constant currency basis. Both including and excluding the EPD Business, all regions in the Generics segment showed positive full year growth.

•	Specialty segment third party net sales of $1.20 billion, up 1%

•	Full year adjusted diluted EPS of $4.30, up 21% and at the high end of our previously communicated guidance range; GAAP diluted EPS of $1.70, down 27%

•	Full year adjusted cash provided by operating activities of $2.22 billion, up 83%; GAAP net cash provided by operating activities of $2.01 billion, up 98%

•	Full year adjusted free cash flow of $1.85 billion, up 107%

•
2016 total revenues guidance of $10.5 billion to $11.5 billion, with or without Meda, the midpoint of which represents an increase of 16% versus 2015; 2016 adjusted diluted EPS guidance range of $4.85 to $5.15, with or without Meda, the midpoint of which represents an increase of 16% versus 2015

Mylan CEO Heather Bresch commented, "Our exceptional 2015 results were highlighted by year-over-year constant currency adjusted total revenues growth of 28% and adjusted diluted EPS growth of 21%. This strong performance is again a testament to the strength and diversity of our global platform and our unwavering focus on execution. In addition to our solid financial performance, with growth across all of our segments and regions, we also closed and integrated two key acquisitions in 2015, the EPD Business and certain female healthcare businesses from Famy Care Limited, all while continuing to make meaningful progress against our strategic growth drivers. For instance, we submitted our Abbreviated New Drug Application (ANDA) for generic Advair® to the U.S. Food and Drug Administration (FDA), and we advanced many of our Biocon-partnered biosimilars/insulin programs, as well as recently announced our worldwide collaboration with Momenta to jointly develop and commercialize up to six biosimilar products, positioning us as a worldwide leader in this exciting area.

"We are off to a great start in 2016. We anticipate year-over-year total revenues growing 16% and adjusted diluted EPS growing 16%, and we are excited about our announcement today of our offer to acquire Meda. We have assumed the closing of Meda by the end of the third quarter, and we have incorporated one quarter of Meda in our 2016 guidance. However, we are committed to our 2016 guidance ranges with or without Meda. Looking ahead, the Meda transaction creates the opportunity to accelerate achievement of our $6.00 adjusted diluted EPS target to 2017 versus 2018(1)."

(1) Stated 2017 opportunity/2018 target; this is a long-term target only and does not represent company guidance.

Mylan CFO John Sheehan added, "Mylan's exceptional 2015 results reflect strong growth in our legacy business, enhanced by the addition of the EPD Business, demonstrating our ability to drive organic growth as well as execute on value-enhancing transactions. We also had a record year with respect to cash, as our adjusted free cash flow in 2015 grew an outstanding 107% to $1.85 billion. As we enter 2016, we have the most financial flexibility that we have ever had in our history. With full access to our balance sheet cash in excess of $1.2 billion, and net debt to adjusted EBITDA of less than 2.0 times at year end, we have the opportunity to continue to invest for growth, both organically and inorganically."

Adjusted Total Revenues

	Three Months Ended			Year Ended
	December 31,			December 31,
(Unaudited; in millions)	2015	2014	Percent Change	2015	2014	Percent Change
Adjusted Total Revenues*	$2,490.7	$2,082.7	20%	$9,446.4	$7,719.6	22%
Generics Segment Adjusted Third Party Net Sales*	2,220.7	1,815.0	22%	8,174.9	6,459.3	27%
North America	1,033.8	1,000.6	3%	3,895.6	3,361.2	16%
Europe (adjusted)*	616.4	373.4	65%	2,222.7	1,476.8	51%
Rest of World	570.5	441.0	29%	2,056.6	1,621.3	27%
Specialty Third Party Net Sales	254.1	242.7	5%	1,204.8	1,187.2	1%
Other Revenues	15.9	25.0	(36)%	66.7	73.1	(9)%
*For the three months ended December 31, 2015 and 2014, GAAP total revenues, GAAP Generics segment third party net sales and GAAP third party net sales from Europe were the same as the corresponding adjusted measures above. For the year ended December 31, 2015, GAAP total revenues were $9,429.3 million, GAAP Generics segment third party net sales were $8,157.8 million and GAAP third party net sales from Europe were $2,205.6 million. For the year ended December 31, 2014, GAAP total revenues, GAAP Generics segment third party net sales and GAAP third party net sales from Europe were the same as the corresponding adjusted measures above. Refer to the non-GAAP reconciliations for reconciliations of adjusted third party net sales from Europe, Generics segment adjusted third party net sales and adjusted total revenues to the most directly comparable GAAP financial measures.

Fourth Quarter 2015 Financial Results
Generics Segment Revenues
Generics segment third party net sales were $2.22 billion for the quarter, an increase of 22% when compared to the prior year period. When translating adjusted third party net sales for the current quarter at prior year comparative period exchange rates ("constant currency"), adjusted third party net sales increased by 27%.

•
Third party net sales from North America were $1.03 billion for the quarter, an increase of 3% when compared to the prior year period. This increase was primarily driven by net sales from new products, and to a lesser extent, net sales from the acquired EPD Business of approximately $47 million. During the fourth quarter of 2014, North America benefited from market disruption with respect to certain products. Factors offsetting this increase were lower volumes and pricing on existing products. The effect of foreign currency translation on third party net sales was insignificant in North America.

•
Third party net sales from Europe were $616.4 million for the quarter, an increase of 65% when compared to the prior year period. This increase was primarily driven by net sales from the acquired EPD Business of approximately $286 million, and to a lesser extent, net sales from new products. Factors offsetting this increase were slightly lower volumes on existing products and lower pricing throughout Europe. Constant currency third party net sales increased by 77%.

•
Third party net sales from Rest of World were $570.5 million for the quarter, an increase of 29% when compared to the prior year period. This increase was primarily driven by net sales from the acquired EPD Business of approximately $123 million, new product launches in Japan and Australia and higher third party net sales volumes in India, predominately from growth in our anti-retroviral franchise. These increases were partially offset by lower pricing throughout this region. Constant currency third party net sales increased by 39%.

Specialty Segment Revenues
Specialty segment reported third party net sales were $254.1 million for the quarter, an increase of 5% when compared to the prior year period. This increase was primarily due to higher net sales of the EpiPen® Auto-Injector due to higher volumes, but with the same net payor pricing dynamics that existed throughout 2015.

Total Gross Profit
Adjusted gross profit was $1.40 billion and adjusted gross margins were 56% for the quarter as compared to adjusted gross profit of $1.12 billion and adjusted gross margins of 54% in the comparable prior year period. The current quarter increase was primarily due to net sales from the acquired EPD Business and new product introductions, partially offset by pricing reductions. GAAP gross profit was $1.06 billion and $969.0 million for the fourth quarter of 2015 and 2014, respectively. GAAP gross margins were 43% and 47% in the fourth quarter of 2015 and 2014, respectively.

Total Profitability
Adjusted earnings from operations for the quarter were $746.6 million, up 23% from the comparable prior year period. GAAP earnings from operations were $423.9 million for the quarter, an increase of 8% from the comparable prior year period. GAAP R&D expense and GAAP SG&A expense increased due to the impact of the acquired EPD Business.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $657.5 million for the quarter and $548.8 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $827.2 million for the quarter and $682.1 million for the comparable prior year period. Adjusted net earnings attributable to Mylan N.V. increased by $200.4 million to $620.2 million compared to $419.8 million for the prior year comparable period. Adjusted diluted EPS increased 16% to $1.22 compared to $1.05 in the prior year comparable period. Note that GAAP requires EPS to be calculated for each individual period based on the average shares outstanding for the period, both on a quarter-to-date and year-to-date basis. Given the issuance of shares to Abbott Laboratories in the first quarter of 2015, there is an impact to Mylan's average fourth quarter outstanding shares as compared to Mylan's average full year outstanding shares. See "Impact of Shares Issued in EPD Transaction" chart in the Reconciliation of Non-GAAP Financial Measures section for further details. GAAP net earnings attributable to Mylan N.V. increased by $5.4 million to $194.6 million as compared to $189.2 million for the prior year comparable period. GAAP diluted EPS decreased from $0.47 to $0.38 when compared to the prior year comparable period due to the impact of ordinary shares issued in the current year for the acquisition of the EPD Business.

Full Year 2015 Financial Results
Generics Segment Revenues
Generics segment adjusted third party net sales were $8.17 billion for the year, an increase of 27% when compared to the prior year. GAAP Generics segment third party net sales were $8.16 billion. Constant currency adjusted third party net sales increased by 33%.

•
Third party net sales from North America were $3.90 billion for the year, an increase of 16% when compared to the prior year. This increase was primarily driven by net sales from new products, and to a lesser extent, net sales from the acquired EPD Business of approximately $145 million. Also contributing to the increase were higher volumes on existing products, partially offset by lower pricing. The effect of foreign currency translation on third party net sales was insignificant in North America.

•
Adjusted third party net sales from Europe were $2.22 billion for the year, an increase of 51% when compared to the prior year. GAAP third party net sales from Europe were $2.21 billion. Excluded from adjusted revenues during the year is a one-time customer incentive of $17.1 million that was provided in Europe as a result of the acquired EPD Business. This increase was primarily driven by net sales from the acquired EPD Business of approximately $947 million, and to a lesser extent, net sales from new products. Higher volumes on existing products, primarily in France and Italy, were offset by lower pricing throughout Europe. Constant currency adjusted third party net sales increased by 67%.

•
Third party net sales from Rest of World were $2.06 billion for the year, an increase of 27% when compared to the prior year. This increase was primarily driven by net sales from the acquired EPD Business of approximately $375 million, new product launches mainly in Australia and Japan and higher third party net sales volumes in India, in particular from growth in our anti-retroviral franchise, and in Brazil. These increases were partially offset by lower volumes on existing products in Japan and lower pricing throughout this region. Constant currency third party net sales increased by 38%.

Specialty Segment Revenues
Specialty segment reported third party net sales of $1.20 billion for the year, an increase of 1% when compared to the prior year. This increase was partially due to higher volumes of the EpiPen® Auto-Injector, which was offset by lower pricing. The EpiPen® Auto-Injector is the number one dispensed epinephrine auto-injector and as a global franchise reached $1 billion in annual net sales for the second year in a row. In addition, sales of the Perforomist® Inhalation Solution and ULTIVA® increased by double digit percentage points from the prior year.
Total Gross Profit
Adjusted gross profit was $5.25 billion and adjusted gross margins were 56% for the year as compared to adjusted gross profit of $4.05 billion and adjusted gross margins of 52% in the comparable prior year. The current year increase was primarily due to net sales from the acquired EPD Business, new product introductions and increased margins on existing products in North America. GAAP gross profit was $4.22 billion and $3.53 billion for the year ended December 31, 2015 and 2014, respectively. GAAP gross margins were 45% and 46% for the year ended December 31, 2015 and 2014, respectively.
Total Profitability
Adjusted earnings from operations for the year were $2.70 billion, up 30% from the comparable prior year. GAAP earnings from operations were $1.46 billion for the year, an increase of 8% from the comparable prior year. GAAP R&D expense increased primarily due to the impact of the acquired EPD Business. In addition, R&D increased due to the continued development of our respiratory, insulin and biologics programs as well as the timing of internal and external product development projects. GAAP SG&A expense increased from the prior year as a result of the impact of the acquired EPD Business and higher acquisition and integration related costs.
EBITDA was $2.39 billion for the year and $1.97 billion for the comparable prior year. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $3.01 billion for the year and $2.37 billion for the comparable prior year. Adjusted net earnings attributable to Mylan N.V. increased by $721.1 million to $2.14 billion compared to $1.42 billion for the prior year. Adjusted diluted EPS increased 21% to $4.30 compared to $3.56 in the comparable prior year. Note that GAAP requires EPS to be calculated for each individual period based on the average shares outstanding for the period, both on a quarter-to-date and year-to-date basis. Given the issuance of shares to Abbott Laboratories in the first quarter of 2015, there is an impact to Mylan's average fourth quarter outstanding shares as compared to Mylan's average full year outstanding shares. When aggregated, adjusted diluted EPS for the four quarters of 2015 do not equal the full year adjusted diluted EPS figure. GAAP net earnings attributable to Mylan N.V. decreased by $81.8 million to $847.6 million as compared to $929.4 million for the prior year. This decrease is primarily due to increased amortization expense and transaction costs incurred in the current year. In the prior year we recorded a gain related to the resolution of contingent consideration related to the Agila transaction and tax benefits related to the merger of the Company's wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited. GAAP diluted EPS decreased from $2.34 to $1.70 when compared to the prior year.

Cash Flow
Adjusted cash provided by operating activities was $602 million for the three months ended December 31, 2015 compared to $181 million for the comparable prior year period. On a GAAP basis, net cash provided by operating activities was $651 million for the three months ended December 31, 2015 compared to $127 million for the comparable prior year period. Capital expenditures were approximately $156 million for the three months ended December 31, 2015 as compared to approximately $105 million for the comparable prior year period. Adjusted free cash flow was $446 million for the three months ended December 31, 2015 compared to $76 million in the prior year period.

Adjusted cash provided by operating activities was $2.22 billion for the year ended December 31, 2015 compared to $1.21 billion for the comparable prior year. On a GAAP basis, net cash provided by operating activities was $2.01 billion for the year ended December 31, 2015 compared to $1.01 billion for the comparable prior year. The increase in GAAP net cash provided by operating activities for the quarter and year to date period was primarily due to an increase in earnings, excluding non-cash items, combined with our ongoing working capital initiatives. Capital expenditures were approximately $363 million for the year ended December 31, 2015 as compared to approximately $325 million for the year ended December 31, 2014. Adjusted free cash flow was $1.85 billion for the year ended December 31, 2015 compared to $894 million in the prior year.

Guidance

Mylan expects 2016 total revenues, with or without Meda, in the range of $10.5 billion to $11.5 billion, the midpoint of which represents an increase of 16% versus 2015. Adjusted diluted EPS is expected to be in the range of $4.85 to $5.15, with or without Meda, the midpoint of which represents an increase of 16% versus 2015.

The following table provides a summary of Mylan's 2016 full year guidance ranges, along with significant exchange rates used in preparing the guidance.

Full Year 2016 Financial Guidance

(In millions, except EPS and %'s)	2016 Guidance
Total Revenues	$10,500 - $11,500
Gross Margin*	55% - 57%
R&D as % of Total Revenues*	6% - 7%
SG&A as % of Total Revenues*	19% - 21%
EBITDA*	$3,500 - $4,000
Net Earnings*	$2,525 - $2,725
Diluted EPS*	$4.85 - $5.15
Operating Cash Flow*	$2,400 - $2,600
Capital Expenditures	$400 - $500
Effective Tax Rate*	15% - 17%
Average Diluted Shares Outstanding	520 - 530

*Adjusted metrics

Key Exchange Rates Used for 2016 Guidance:
Australian Dollar ($ / AUD)	1.37
British Pound ($ / GBP)	1.56
Canadian Dollar (CAD / $)	0.76
Euro ($ / EUR)	1.10
Indian Rupee (INR / $)	62.00
Japanese Yen (JPY / $)	124.74

Conference Call
Mylan will host a conference call and live webcast, today, February 10, 2016, at 4:30 pm ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast and slide presentation, please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software.

Annual General Meeting of Shareholders
Mylan will host its annual general meeting of shareholders on Friday, June 24, 2016 (the "AGM"). If a shareholder wishes to submit a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, such proposal must be delivered to and received by Mylan at its principal executive offices (Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom) to the attention of our Corporate Secretary, no later than March 2, 2016, and the shareholder must otherwise comply with the requirements of Rule 14a-8 and Dutch law in order for the proposal to be considered for inclusion in the 2016 proxy statement and proxy.  Any other shareholder proposal for an agenda item pursuant to section 7.06 of Mylan’s articles of association and section 2:114a of the Dutch Civil Code must be submitted no later than April 25, 2016 and otherwise comply with Mylan's articles of association.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted third party net sales from Europe, Generics segment adjusted third party net sales, adjusted third party net sales, adjusted total revenues, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted net earnings attributable to Mylan N.V. ("Mylan" or the "Company"), constant currency total revenues, constant currency third party net sales, constant currency adjusted total revenues, constant currency adjusted third party net sales, EBITDA, adjusted EBITDA, net debt to adjusted EBITDA, and adjusted free cash flow, are presented in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues, adjusted total revenues, third party net sales, and adjusted third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Adjusted Revenues by Segment" table below compares third party net sales and, as applicable, adjusted third party net sales on an actual and constant currency basis for each reportable segment and the geographic regions within the Generics segment for the three months ended and year ended December 31, 2015 and 2014. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS to adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS for the quarter and year ended December 31, 2015 compared to the respective prior year period (in millions, except per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$194.6	$0.38	$189.2	$0.47	$847.6	$1.70	$929.4	$2.34
Purchase accounting related amortization (primarily included in cost of sales) (a)	291.1		129.2		900.9		419.0
Litigation settlements, net	(116.5)		0.7		(97.4)		47.9
Interest expense, primarily amortization of convertible debt discount	5.7		11.9		45.6		46.0
Non-cash accretion and fair value adjustments of contingent consideration liability	9.9		9.2		38.4		35.3
Clean energy investments pre-tax loss (b)	24.9		22.5		93.2		78.9
Financing related costs (included in other expense (income), net) (c)	71.2		33.3		112.0		33.3
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	194.3		58.5		438.0		139.5
Acquisition related customer incentive (included in third party net sales)	—		—		17.1		—
Restructuring and other special items included in:
Cost of sales	16.5		13.1		36.3		45.1
Research and development expense	1.8		—		20.3		17.9
Selling, general and administrative expense	7.0		18.0		48.3		66.9
Other income (expense), net	0.3		(7.2)		7.2		(10.9)
Tax effect of the above items and other income tax related items (d)	(80.6)		(58.6)		(370.1)		(432.0)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$620.2	$1.22	$419.8	$1.05	$2,137.4	$4.30	$1,416.3	$3.56
Weighted average diluted ordinary shares outstanding	509.8		400.6		497.4		398.0

(a)
Adjustment for purchase accounting related amortization expense for the three months and years ended December 31, 2015 and 2014 includes intangible asset impairment charges of $31.3 million and $27.7 million, respectively.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments, the activities of which qualify for income tax credits under Section 45 of the Internal Revenue Code of 1986, as amended (the "Code"). The amount is included in other expense (income), net in the Consolidated Statements of Operations.

(c)
Adjustment represents approximately $71.2 million related to the termination of certain interest rate swaps and charges of approximately $40.8 million related to the redemption of the Company’s 7.875% Senior Notes due 2020 for the year ended December 31, 2015.

(d)
Adjustment for other income tax related items includes the exclusion from Adjusted Net Earnings of the tax benefit of approximately $156 million related to the merger of the Company’s wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited for the year ended December 31, 2014.

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. to EBITDA and adjusted EBITDA for the quarter and year ended December 31, 2015 compared to the respective prior year period (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP net earnings attributable to Mylan N.V.	$194.6	$189.2	$847.6	$929.4
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	27.6	27.2	105.2	95.1
Income taxes	23.7	81.9	67.7	41.4
Interest expense	70.9	82.0	339.4	333.2
Depreciation and amortization	340.7	168.5	1,032.1	566.6
EBITDA	$657.5	$548.8	$2,392.0	$1,965.7
Add / (deduct) adjustments:
Share-based compensation expense	26.4	17.9	92.8	65.9
Litigation settlements, net	(116.5)	0.7	(97.4)	47.9
Restructuring & other special items	259.8	114.7	624.7	286.4
Adjusted EBITDA	$827.2	$682.1	$3,012.1	$2,365.9

Adjusted total revenues (e)	$2,490.7	$2,082.7	$9,446.4	$7,719.6
Adjusted EBITDA margin (f)	33.2%	32.8%	31.9%	30.6%

(e)
Refer to the non-GAAP reconciliations for reconciliation of adjusted total revenues to the most directly comparable GAAP financial measure for the year ended December 31, 2015. For the three months ended December 31, 2015 and 2014 and the year ended December 31, 2014, GAAP total revenues was the same as the corresponding adjusted measure.

(f)	Adjusted EBITDA margin is calculated as adjusted EBITDA divided by adjusted total revenues.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 165 countries and territories. Our workforce includes nearly 35,000 people dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com
FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed acquisition of Meda AB (publ.) (“Meda”) by Mylan (the “Proposed Transaction”), Mylan's related public offer to the shareholders of Meda to acquire all of the outstanding shares of Meda (the “Offer”), Mylan's acquisition of Mylan Inc. and the EPD Business (the “EPD Transaction”), the benefits and synergies of the EPD Transaction and the Proposed Transaction, future opportunities for Mylan, Meda, or the combined company and products and any other statements regarding Mylan's, Meda’s or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “intend”, “continue”, “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Proposed

Transaction, including as to the timing of the Proposed Transaction, uncertainties as to whether Mylan will be able to complete the Proposed Transaction, the possibility that competing offers will be made, the possibility that certain conditions to the completion of the Offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the Proposed Transaction or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the Proposed Transaction; the ability to meet expectations regarding the accounting and tax treatments of the EPD Transaction and the Proposed Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Proposed Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction and the Proposed Transaction within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan's ability to bring new products to market; success of clinical trials and Mylan's ability to execute on new product opportunities; any changes in or difficulties with our inventory of, and our ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Meda or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and its other filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties also include those risks and uncertainties that will be discussed in the offer document to be filed with the Swedish Financial Supervisory Authority (“SFSA”), the Registration Statement on Form S-4 to be filed with the SEC and the EU Prospectus to be filed with the Netherlands Authority for the Financial Markets (“AFM”) or another competent EU authority. You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.
ADDITIONAL INFORMATION
In connection with the Offer, an offer document will be filed with the SFSA and published by Mylan upon approval by the SFSA. In addition, Mylan expects to file certain materials with the SEC, including, among other materials, a Registration Statement on Form S-4. Mylan also expects to file an EU Prospectus with the AFM or another competent EU authority. This release is not intended to be, and is not, a substitute for such documents or for any other document that Mylan may file with the SFSA, the SEC, the AFM or any other competent EU authority in connection with the Offer. This release contains advertising materials (reclame-uitingen) in connection with the Offer as referred to in Section 5:20 of the Dutch Financial Supervision Act (Wet op het financieel toezicht). INVESTORS AND SECURITYHOLDERS OF MEDA ARE URGED TO READ ANY DOCUMENTS FILED WITH THE SFSA, THE SEC AND THE AFM OR ANY OTHER COMPETENT EU AUTHORITY CAREFULLY AND IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, MEDA AND THE OFFER. Such documents will be available free of charge through the website maintained by the SEC at www.sec.gov, on Mylan's website at medatransaction.mylan.com or, to the extent filed with the AFM, through the website maintained by the AFM at www.afm.nl, or by directing a request to Mylan at 724-514-1813 or investor.relations@mylan.com. Any materials filed by Mylan with the SFSA, the SEC, the AFM or any other competent EU authority that are required to be mailed to Meda shareholders will also be mailed to such shareholders.

FURTHER INFORMATION
The Offer is not being made to persons whose participation in the Offer requires that an additional offer document be prepared or registration effected or that any other measures be taken in addition to those required under Swedish law (including the Swedish Takeover Rules), Dutch law and U.S. law.
The distribution of this release and any related Offer documentation in certain jurisdictions may be restricted or affected by the laws of such jurisdictions. Accordingly, copies of this release are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdiction. Therefore, persons who receive this release (including, without limitation, nominees, trustees and custodians) and are subject to the laws of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Mylan disclaims any responsibility or liability for the violations of any such restrictions by any person.
The Offer is not being made, and this release may not be distributed, directly or indirectly, in or into, nor will any tender of shares be accepted from or on behalf of holders in, any jurisdiction in which the making of the Offer, the distribution of this release or the acceptance of any tender of shares would contravene applicable laws or regulations or require further offer documents, filings or other measures in addition to those required under Swedish law (including the Swedish Takeover Rules), Dutch law and U.S. law.
The acceptance period for the Offer for shares of Meda described in this release has not commenced.

Mylan N.V. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Net sales	$2,474.8	$2,057.7	$9,362.6	$7,646.5
Other revenues	15.9	25.0	66.7	73.1
Total revenues	2,490.7	2,082.7	9,429.3	7,719.6
Cost of sales	1,428.1	1,113.7	5,213.2	4,191.6
Gross profit	1,062.6	969.0	4,216.1	3,528.0
Operating expenses:
Research and development	159.0	150.2	671.9	581.8
Selling, general and administrative	596.2	425.6	2,180.7	1,625.7
Litigation settlements, net	(116.5)	0.7	(97.4)	47.9
Other operating (income) expense, net	—	—	—	(80.0)
Total operating expenses	638.7	576.5	2,755.2	2,175.4
Earnings from operations	423.9	392.5	1,460.9	1,352.6
Interest expense	70.9	82.0	339.4	333.2
Other expense (income), net	134.7	38.1	206.1	44.9
Earnings before income taxes and noncontrolling interest	218.3	272.4	915.4	974.5
Income tax provision	23.7	81.9	67.7	41.4
Net earnings	194.6	190.5	847.7	933.1
Net earnings attributable to the noncontrolling interest	—	(1.3)	(0.1)	(3.7)
Net earnings attributable to Mylan N.V. ordinary shareholders	$194.6	$189.2	$847.6	$929.4
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.40	$0.51	$1.80	$2.49
Diluted	$0.38	$0.47	$1.70	$2.34
Weighted average ordinary shares outstanding:
Basic	490.2	374.6	472.2	373.7
Diluted	509.8	400.6	497.4	398.0

Mylan N.V. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; in millions)

	December 31, 2015	December 31, 2014(1)
ASSETS
Assets
Current assets
Cash and cash equivalents	$1,236.0	$225.5
Accounts receivable, net	2,689.1	2,268.5
Inventories	1,951.0	1,651.4
Other current assets	596.6	2,295.8
Total current assets	6,472.7	6,441.2
Intangible assets, net	7,221.9	2,347.1
Goodwill	5,380.1	4,049.3
Other non-current assets	3,193.0	2,982.9
Total assets	$22,267.7	$15,820.5
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$4,122.2	$5,304.0
Long-term debt	6,295.6	5,699.9
Other non-current liabilities	2,084.1	1,540.6
Total liabilities	12,501.9	12,544.5
Noncontrolling interest	1.4	20.1
Mylan N.V. shareholders' equity	9,764.4	3,255.9
Total liabilities and equity	$22,267.7	$15,820.5

(1) As of December 31, 2015, the Company retrospectively adopted ASU 2015-03, Interest - Imputation of Interest, and ASU 2015-17, Balance Sheet Classification of Deferred Taxes, as issued by the Financial Accounting and Standards Board. As such, the December 31, 2014 Consolidated Balance Sheet has been updated to reflect the necessary reclassifications.

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Impact of Shares Issued in EPD Transaction

GAAP requires that EPS be calculated for each individual period based on average shares outstanding for the period (both quarter-to-date and year-to-date). The issuance of shares to Abbott in the first quarter of 2015 impacted the average quarterly outstanding shares versus average outstanding shares for the full year of 2015. The below table shows a quarterly reconciliation of adjusted diluted EPS (in millions, except per share amounts):

	Three Months Ended					Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	Impact of Average Share Count	December 31, 2015
Adjusted diluted EPS	$0.70	$0.91	$1.43	$1.22	$0.04	$4.30
Adjusted net earnings	$309.1	$474.3	$733.8	$620.2		$2,137.4
Diluted share count	443.8	521.9	514.0	509.8		497.4

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS to adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS for each of the four quarters of 2015 (in millions, except per share amounts):

	Three Months Ended
	March 31, 2015		June 30, 2015		September 30, 2015		December 31, 2015
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$56.6	$0.13	$167.8	$0.32	$428.6	$0.83	$194.6	$0.38
Purchase accounting related amortization (primarily included in cost of sales) (a)	144.0		246.6		219.2		291.1
Litigation settlements, net	17.7		(0.9)		2.3		(116.5)
Interest expense, primarily amortization of convertible debt discount	12.2		16.2		11.5		5.7
Non-cash accretion and fair value adjustments of contingent consideration liability	9.2		9.6		9.7		9.9
Clean energy investments pre-tax loss (b)	22.5		21.7		24.1		24.9
Financing related costs (included in other expense (income), net) (c)	—		—		40.8		71.2
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	78.8		72.6		92.3		194.3
Acquisition related customer incentive (included in third party net sales)	—		—		17.1		—
Restructuring and other special items included in:
Cost of sales	8.0		6.7		5.1		16.5
Research and development expense	17.9		—		0.6		1.8
Selling, general and administrative expense	7.8		24.9		8.6		7.0
Other income (expense), net	7.0		1.1		(1.2)		0.3
Tax effect of the above items and other income tax related items	(72.6)		(92.0)		(124.9)		(80.6)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$309.1	$0.70	$474.3	$0.91	$733.8	$1.43	$620.2	$1.22
Weighted average diluted ordinary shares outstanding	443.8		521.9		514.0		509.8

(a)	Adjustment for purchase accounting related amortization expense for the three months ended December 31, 2015 includes intangible asset impairment charges of $31.3 million.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments, the activities of which qualify for income tax credits under Section 45 of the Internal Revenue Code of 1986, as amended (the "Code"). The amount is included in other expense (income), net in the Consolidated Statements of Operations.

(c)
Adjustment represents approximately $71.2 million related to the termination of certain interest rate swaps for the three months ended December 31, 2015 and charges of approximately $40.8 million related to the redemption of the Company’s 7.875% Senior Notes due 2020 for the three months ended September 30, 2015.

Summary of Adjusted Total Revenues by Segment

	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	December 31,		December 31,		Percent Change		Percent Change
	2015	2014	2015	2014	Actual	Constant Currency(1)	Actual	Constant Currency(1)

Generics (adjusted):
Third party net sales
North America	$1,033.8	$1,000.6	$3,895.6	$3,361.2	3%	4%	16%	16%
Europe (adjusted) (2)	616.4	373.4	2,222.7	1,476.8	65%	77%	51%	67%
Rest of World	570.5	441.0	2,056.6	1,621.3	29%	39%	27%	38%
Adjusted total third party net sales (2)	2,220.7	1,815.0	8,174.9	6,459.3	22%	27%	27%	33%

Other third party revenues	9.0	19.5	40.8	51.1
Adjusted total third party revenues	2,229.7	1,834.5	8,215.7	6,510.4

Intersegment sales	1.1	1.0	6.3	4.7
Adjusted Generics total revenues	2,230.8	1,835.5	8,222.0	6,515.1

Specialty:
Third party net sales	254.1	242.7	1,204.8	1,187.2	5%	5%	1%	1%
Other third party revenues	6.9	5.5	25.9	22.0
Total third party revenues	261.0	248.2	1,230.7	1,209.2

Intersegment sales	5.1	1.7	10.9	9.0
Specialty total revenues	266.1	249.9	1,241.6	1,218.2

Elimination of intersegment sales	(6.2)	(2.7)	(17.2)	(13.7)
Adjusted consolidated total revenues (2)	$2,490.7	$2,082.7	$9,446.4	$7,719.6	20%	24%	22%	28%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

(2)
Refer to the non-GAAP reconciliations for reconciliations of adjusted third party net sales from Europe, Generics segment adjusted third party net sales, adjusted third party net sales and adjusted total revenues to the most directly comparable GAAP financial measures for the year ended December 31, 2015. For the three months ended December 31, 2015 and 2014 and the year ended December 31, 2014, GAAP third party net sales from Europe, GAAP Generics segment third party net sales, GAAP third party net sales and GAAP total revenues were the same as the corresponding adjusted measures.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP third party net sales from Europe	$616.4	$373.4	$2,205.6	$1,476.8
Add:
Acquisition related customer incentive	—	—	17.1	—
Adjusted third party net sales from Europe	$616.4	$373.4	$2,222.7	$1,476.8

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP Generics segment third party net sales	$2,220.7	$1,815.1	$8,157.8	$6,459.3
Add:
Acquisition related customer incentive	—	—	17.1	—
Adjusted Generics segment third party net sales	$2,220.7	$1,815.1	$8,174.9	$6,459.3

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP third party net sales	$2,474.8	$2,057.7	$9,362.6	$7,646.5
Add:
Acquisition related customer incentive	—	—	17.1	—
Adjusted third party net sales	$2,474.8	$2,057.7	$9,379.7	$7,646.5

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP total revenues	$2,490.7	$2,082.7	$9,429.3	$7,719.6
Add:
Acquisition related customer incentive	—	—	17.1	—
Adjusted total revenues	$2,490.7	$2,082.7	$9,446.4	$7,719.6

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP cost of sales	$1,428.1	$1,113.7	$5,213.2	$4,191.6
Deduct:
Purchase accounting related amortization	(287.2)	(125.4)	(885.5)	(403.6)
Acquisition related costs	(34.8)	(15.9)	(98.5)	(68.6)
Restructuring & other special items	(16.5)	(13.1)	(36.3)	(45.1)
Adjusted cost of sales	$1,089.6	$959.3	$4,192.9	$3,674.3

Adjusted gross profit (a)	$1,401.1	$1,123.4	$5,253.5	$4,045.3

Adjusted gross margin (a)	56%	54%	56%	52%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP R&D	$159.0	$150.2	$671.9	$581.8
Deduct:
Acquisition related costs	(0.9)	(2.6)	(2.1)	(2.7)
Restructuring & other special items	(1.8)	—	(20.3)	(17.9)
Adjusted R&D	$156.3	$147.6	$649.5	$561.2

Adjusted R&D as % of adjusted total revenues	6.3%	7.1%	6.9%	7.3%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP SG&A	$596.2	$425.6	$2,180.7	$1,625.7
Deduct:
Acquisition related costs	(91.0)	(37.9)	(227.4)	(65.9)
Restructuring & other special items	(7.0)	(18.0)	(48.3)	(66.9)
Adjusted SG&A	$498.2	$369.7	$1,905.0	$1,492.9

Adjusted SG&A as % of adjusted total revenues	20.0%	17.7%	20.2%	19.3%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP total operating expenses	$638.7	$576.5	$2,755.2	$2,175.4
Add / (Deduct):
Litigation settlements, net	116.5	(0.7)	97.4	(47.9)
Acquisition related costs	(91.9)	(40.4)	(229.5)	(68.6)
Restructuring & other special items	(8.8)	(18.0)	(68.6)	(84.8)
Adjusted total operating expenses	$654.5	$517.4	$2,554.5	$1,974.1

Adjusted earnings from operations (b)	$746.6	$606.0	$2,699.0	$2,071.2

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP interest expense	$70.9	$82.0	$339.4	$333.2
Deduct:
Interest expense related to clean energy investments (c)	(3.9)	(4.1)	(16.4)	(15.8)
Non-cash accretion of contingent consideration liability	(9.9)	(9.2)	(38.4)	(35.3)
Non-cash interest	(1.8)	(7.8)	(29.2)	(30.2)
Acquisition financing costs	(14.6)	—	(56.9)	—
Adjusted interest expense	$40.7	$60.9	$198.5	$251.9

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP other expense (income), net	$134.7	$38.1	$206.1	$44.9
(Add) / Deduct:
Equity method losses from clean energy investments (c)	(24.9)	(22.5)	(93.2)	(78.9)
Purchase accounting related amortization	(3.9)	(3.8)	(15.4)	(15.3)
Acquisition related costs	(53.2)	(2.4)	(53.2)	(2.4)
Financing related costs	(71.2)	(33.3)	(112.0)	(33.3)
Restructuring & other special items	(0.3)	7.2	(7.2)	10.9
Adjusted other income	$(18.8)	$(16.7)	$(74.9)	$(74.1)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
GAAP net cash provided by operating activities	$651	$127	$2,008	$1,015
(Deduct) / Add:
(Receipt) / payment of litigation settlements	(113)	42	(113)	96
Financing Fees	—	24	137	24
Acquisition related costs	70	1	191	64
R&D expense	—	—	12	21
Income tax items	(7)	(13)	(22)	(13)
Other	1	—	4	3
Adjusted cash provided by operating activities	$602	$181	$2,217	$1,210

(Deduct) / Add:
Capital expenditures	(156)	(105)	(363)	(325)
Proceeds from sale of property, plant and equipment	—	—	—	9
Adjusted free cash flow	$446	$76	$1,854	$894

(a)
Adjusted gross profit is calculated as adjusted total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by adjusted total revenues. GAAP gross profit is calculated as GAAP total revenues less GAAP cost of sales. GAAP gross margin is calculated as GAAP gross profit divided by GAAP total revenues.

(b)
Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses. GAAP earnings from operations is calculated as GAAP gross profit less GAAP total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.
Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS to adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS for the years ended December 31, 2013, 2012 and 2011 (in millions, except per share amounts):

	Year Ended December 31,
(Unaudited; in millions, except per share amounts)	2013		2012		2011
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$624	$1.58	$641	$1.52	$537	$1.22
Purchase accounting related amortization (primarily included in cost of sales) (a)	371		391		365
Litigation settlements, net	(10)		(3)		49
Interest expense, primarily amortization of convertible debt discount	38		36		49
Non-cash accretion and fair value adjustments of contingent consideration liability	35		39		—
Clean energy investments pre-tax loss (b)	22		17		—
Financing related costs (included in other expense (income), net)	73		—		—
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	50		—		34
Restructuring and other special items included in:
Cost of sales	49		66		8
Research and development expense	52		12		4
Selling, general and administrative expense	71		105		45
Other income (expense), net	25		(1)		—
Tax effect of the above items and other income tax related items	(260)		(216)		(198)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$1,140	$2.89	$1,087	$2.59	$893	$2.04

Weighted average diluted common shares outstanding	395		420		439

(a)
Adjustment for purchase accounting related amortization expense for the years ended December 31, 2013, 2012, and 2011 include intangible asset impairment charges of approximately $18 million, $42 million and $16 million, respectively.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. The amount is included in other expense (income), net in the Consolidated Statements of Operations.

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS to adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS for the years ended December 31, 2010, 2009 and 2008 (in millions, except per share amounts):

	Year Ended December 31,
(Unaudited; in millions, except per share amounts)	2010		2009		2008
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$224	$0.68	$94	$0.30	$(335)	$(1.10)
Purchase accounting related amortization (primarily included in cost of sales)	309		283		489
Goodwill impairment charges	—		—		385
Bystolic revenue	—		—		(468)
Litigation settlements, net	127		226		17
Interest expense, primarily amortization of convertible debt discount	60		43		30
Financing related costs (included in other expense (income), net)	37		—		—
Acceleration of deferred revenue	—		(29)		—
Non-controlling interest	—		9		—
Restructuring and other special items included in:
Cost of sales	7		33		53
Research and development expense	10		22		14
Selling, general and administrative expense	63		49		89
Other income (expense), net	1		(13)		1
Tax effect of the above items and other income tax related items	(253)		(273)		(31)
Preferred dividend (c)	122		139		—
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$707	$1.61	$583	$1.30	$244	$0.80

Weighted average diluted common shares outstanding (c)	438		450		304

(c)
Adjusted diluted EPS for the year ended December 31, 2010, includes the full effect of the conversion of the company's preferred stock into 125.2 million shares of common stock on November 15, 2010. Adjusted diluted EPS for the period ended December 31, 2009 was calculated under the "if-converted method" which assumes conversion of the Company's preferred stock into shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the "if-converted method" is more dilutive.

Reconciliation of Forecasted Guidance
The reconciliations below are based on management's estimate of adjusted net earnings and adjusted diluted EPS, adjusted EBITDA and adjusted cash provided by operating activities for the twelve months ending December 31, 2016. Mylan expects certain known GAAP amounts for 2016, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for earnings per share data.

Reconciliation of Forecasted GAAP Net Earnings and GAAP Diluted EPS to Adjusted Net Earnings and Adjusted Diluted EPS

	Twelve Months Ended December 31, 2016
	Lower		Upper
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$1,235	$2.38	$1,290	$2.43
Purchase accounting related amortization	1,000		1,050
Interest expense, primarily amortization of convertible debt discount	60		70
Pre-tax loss of clean energy investments	90		100
R&D milestone payments	100		125
Restructuring, acquisition and other special items	270		375
Tax effect of the above items and other income tax related items	(230)		(285)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$2,525	$4.85	$2,725	$5.15

Reconciliation of forecasted net earnings to adjusted EBITDA

	Twelve Months Ended December 31, 2016
	Lower	Upper
GAAP net earnings	$1,235	$1,290
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	95	125
Income taxes	130	235
Interest expense	390	450
Depreciation and amortization	1,200	1,300
EBITDA	$3,050	$3,400
Add adjustments:
Stock-based compensation expense	80	100
R&D milestone payments	100	125
Acquisition, restructuring and other special items	270	375
Adjusted EBITDA	$3,500	$4,000

Reconciliation of forecasted cash provided by operating activities to adjusted cash provided by operating activities

	Twelve Months Ended December 31, 2016
	Lower	Upper
GAAP cash provided by operating activities	$2,155	$2,250
Add:
Acquisition and financing related costs	145	225
R&D milestone payments	100	125
Adjusted cash provided by operating activities	$2,400	$2,600

The Company's annual budgeting process, which is the basis for its 2016 earnings guidance, is performed on an adjusted basis. That process is then supplemented by adjusting net income for known differences between the Company's budgeted adjusted net income and GAAP net income, without application of such differences to specific U.S. GAAP income statement line items. As such, the Company has not reconciled its 2016 earnings guidance for adjusted gross margin, adjusted R&D, adjusted SG&A and the adjusted effective tax rate to their most directly comparable GAAP measures because the comparable GAAP financial measures on a forward-looking basis is not accessible and cannot be estimated without unreasonable effort.